EXHIBIT 99.41


                             ADT INVESTMENTS, INC.


                                                          March 28, 1997


Western Resources, Inc.
818 Kansas Avenue
Topeka, KS  66612

Attention:  J.K. Rosenberg
            Executive Vice President
              and General Counsel

       Re:  Demand for Stockholder List

Dear Sir:

               The undersigned, ADT Investments, Inc., a record holder of shares of common stock, par value $5.00 per share (the "Common Stock"), of Western Resources, Inc., a Kansas corporation (the "Company"), hereby demands, pursuant to Section 17-6510 of the Kansas General Corporation Code ("KGCC"), that (1) original or attested copies of the following corporate records be made immediately available for inspection and copying by the undersigned or its attorneys or agents at the Company's principal place of business during usual business hours and in no case later than 5:00 p.m. on April 4, 1997, and from day to day thereafter during usual business hours until the inspection may be completed, or (2) the Company deliver copies of such records to Gary Gilson at the offices of Blackwell Sanders Matheny Weary & Lombardi L.C. located at 2300 Main Street, Kansas City, Missouri 64108, to be updated from time to time thereafter as set forth below:

               Pursuant to Section 17-6510 of the KGCC, the undersigned is entitled to and demands as part of the foregoing inspection:

               1. A complete record or list of stockholders of the Company certified by its transfer agent showing the name and address of each stockholder and the number of shares of stock registered in the name of each stockholder as of the record date for determining stockholders entitled to vote (the "Record Date") at the special meeting of the Company's stockholders now scheduled for April 24, 1997 (the "Special Meeting") or as of a recent date if a Record Date list is unavailable.


               2. A magnetic computer tape list of the stockholders of the Company as of the date of the list described in paragraph 1 above, showing the name and address of and the number of shares held by each stockholder and such computer processing data as is necessary to make use of such magnetic computer tape, including, without limitation, a record layout and a computer printout of such magnetic computer tape list for verification purposes.

              3. All information in or which comes into the possession or control of the Company or its transfer agent, proxy solicitor or other agents, or which can be reasonably obtained from nominees of any central certificate depository system, broker, dealer, bank, clearing agency or voting trustee or any other nominees concerning the number and identity of the actual beneficial owners of the Company's Common Stock, including a breakdown of any holders in the name of Cede & Co. and any other similar securities depository or nominee.

              4. All information in or which comes into the possession or control of the Company or its transfer agent, proxy solicitor or other agents concerning the name, address and number of shares of Common Stock attributable to any beneficial owner or employee of the Company entitled to direct the voting of any Company Common Stock pursuant to any dividend reinvestment, employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan and a copy of the material request form from ADP-Proxy Services. All information in or which comes into the possession or control of the Company or its transfer agent, proxy solicitor or other agents concerning the mechanism by which the beneficial owners or employees of the Company direct the voting of the shares of Common Stock of the Company pursuant to the plans referred to in this paragraph 4.

              5. All information in or which comes into the possession or control of the Company or its transfer agent, proxy solicitor or other agents, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees or other nominees relating to the names of non-objecting beneficial owners of the Company's Common Stock in the format of a magnetic computer tape list and printout in descending order balance (such information being readily available to the Company under Rule 14b-1(b) of the Securities Exchange Act of 1934 from ADP-Proxy Services), including (but not limited to) all lists of such beneficial owners of Common Stock available to the Company pursuant to Rule 14b-1(b).

               The undersigned demands that modifications, additions or deletions to any and all information referred to in paragraphs 1 through 5 above as of the date of the stockholder list referred to above up to and through the date of the upcoming special meeting of the Company's stockholders be immediately furnished to the undersigned as soon as modifications, additions or deletions become available to the Company or its agents or representatives.

               The undersigned will bear the reasonable costs of the Company in connection with the production of the requested information.

               The purpose of this demand is to permit the undersigned to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including communicating with such stockholders regarding a solicitation of proxies in connection with the Special Meeting and furnishing to such stockholders copies of the undersigned's solicitation materials.

               This demand should receive your immediate attention so that all of your stockholders will have the benefit of information concerning the solicitation made by the undersigned as promptly as possible.

               The undersigned hereby designates and authorizes Blackwell Sanders Matheny Weary & Lombardi L.C. and D.F. King & Co. Inc., their partners, employees, and any person designated by them to receive, as its agents, the information herein requested. A power of attorney is enclosed herewith.

               Please advise Gary D. Gilson promptly at (816) 274-6998, and in any event on or prior to the expiration of five business days after the date of this demand, when and where the items demanded above will be made available to the undersigned and its designated agents. If the Company has not contacted Mr. Gilson by such date, we will assume that it does not intend to comply with our demand for the information outlined above and we intend to pursue an appropriate recourse to obtain such information.

               Please sign and date a copy of this letter to indicate your receipt hereof and return it to the undersigned.

                                    Very truly yours,

                                    ADT INVESTMENTS, INC.


                                    By: /s/ Nicole V. Gersch
                                        --------------------------------------
                                            Nicole V. Gersch
                                            Attorney-in-Fact


WESTERN RESOURCES, INC.



By: __________________________
    Name:
    Title:



STATE OF MISSOURI  )
                   ) ss.
COUNTY OF JACKSON  )


               Nicole V. Gersch, having first been duly sworn, deposes and says that she is authorized to execute the foregoing demand for a stockholder list and to make the demand, designations, authorizations and representations contained therein, and that the facts and statements contained in the foregoing demand for a stockholder list are true and correct.


                                                 /s/ Nicole V. Gersch
                                                 -----------------------------
                                                     Nicole V. Gersch


SWORN TO AND SUBSCRIBED before me
this 28th day of March, 1997.


          Angela L. Ray
---------------------------------
          Notary Public